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                                                                  Exhibit 10.22

December 17, 2001

Mr. Joel Arnold
1090 South Williams Street
Denver, Colorado  80209

Dear Joel:

Pending the successful completion of your background check, Redback Networks, Inc. (the "Company") is pleased to offer and confirm your employment with the following terms and conditions:

Position.  You will serve in a full-time capacity as Sr. Vice President, Field
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Operations, effective on or about January 28, 2002. This position will report into Kevin A. DeNuccio, President and CEO.

Compensation.
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       A. You will be paid an annual base salary of $250,000.00, payable in accordance with the Company's standard payroll practices for salaried employees.
       B. You will be paid commissions/bonus on a monthly basis based upon your performance and the overall performance of the Company. Your incentive commissions/bonus for FY02 will be based on mutually agreed objectives with the Company's CEO. The target annual commissions/bonus will be $250,000.00 on an annualized basis. Also, Redback will guarantee payment of this $250,000.00 incentive commission/bonus for your first year of employment with the Company.
       C. Salary and Bonus/Commission plans will be subject to adjustment pursuant to the Company's employee compensation policies on a periodic basis.

Stock Options. Subject to the approval of the Company's Board of Directors, you
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will be granted an option to purchase 1,000,000 shares of the Company's Common
Stock. Your stock options will be priced at the lower of closing price of the Redback common stock on the NASDAQ national market on: (1) the date you sign and return this offer letter or (2) the date you begin your employment as long as that employment start date is no later than January 28, 2002. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

Loan. Redback will provide you with a loan for $500,000 to enable you to
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relocate to closer to San Jose. We will agree to a loan agreement as soon after you begin your employment as possible and the term of the loan will be four years. There will be no interest on this loan, but you will be responsible for paying the taxes on the income imputed from this no interest loan. Redback will have the right to withhold the appropriate taxes as required by law. The principle shall be repaid on the third anniversary of the effective date of the Loan Agreement.

Option Agreement. In the event a Change in Control occurs (as defined by
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Redback's Stock Option Plan) and (ii) within 12 months following such Change in
Control, either (A) your service with Redback is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature or scope of your service to Redback (including a material reduction in your employment responsibilities), an additional 25% of the shares shall become vested, provided that this Option shall not become vested with respect to more than 100% of the shares. In addition, the Company shall also continue your base pay (at the rate in effect at the time of the termination of your employment) for a period of 12 months following the termination of your employment or, if earlier, until you secure new employment at similar compensation. Cause shall be deemed to mean your unauthorized use or disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

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Proprietary Information and Inventions Agreement. As with all Company employees,
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you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

Period of Employment. Your employment with the Company will be "at will",
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meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Outside Activities. During the period that you will render services to the
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Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed of the Company, or any gainful employment, business or activity, without the written consent of the Company.
You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or the proposed business of the Company.

Benefits. During your employment you will be entitled to participate in and to
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receive benefits from all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to employees of the Company. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

Entire Agreement. This letter and all of the exhibits attached hereto contain
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all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

Joel, we believe you will make a significant contribution to the Company and hope you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by the Immigration Reform and Control Act of 1986, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your date of employment. The necessary documents and instructions are attached to enable you to complete them in the time allowed.

Please inform me of your agreement with these terms no later than December 21, 2001 by signing and dating the enclosed duplicate original of this letter and returning it to me. Redback conducts New Hire Orientations each Monday morning from 8:30am to 4:00pm in the Manresa Conference Room in our 350 Holger Way building, on the 1st floor.

                              Very truly yours,

                              /s/ Kevin A. DeNuccio

                              Kevin A. DeNuccio
                              President and CEO
                              Redback Networks, Inc.

AGREED AND ACCEPTED:

/s/ Joel M. Arnold
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By
December 19, 2001             January 27, 2002
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Date                          START DATE:


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[LOGO OF REDBACK NETWORKS]


January 31, 2002

Mr. Joel Arnold
1090 South Williams Street
Denver, CO 80209

Dear Joel:

As an addendum to the terms and conditions of your offer of employment with Redback Networks (executed by you on December 19, 2001), we are also pleased to assist you and your family in relocating closer to San Jose in accordance with the details outlined in the attached document: "On the Move with Redback Networks". However, in the unlikely event that you voluntarily terminate your employment with the company within 12 months from your date of relocation, the payments made on your behalf for relocation must be fully repaid to the company. The amount due will be withheld from your final paycheck to the extent permitted by local law and you will be obligated to pay any balance in full within 30 days of your termination date. You will also be required to execute a relocation agreement with Redback on or before the date the relocation in initiated.

Please inform me of your agreement with these terms by signing and dating the enclosed duplicate original of this letter and returning it to me.


                                               Very truly yours,

                                               /s/ Gina Fulton
                                               Vice President, Human Resources
                                               Redback Networks, Inc.

AGREED AND ACCEPTED:

/s/ Joel Arnold
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By

1/31/02
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Date